Jackson L. Morris

Attorney at Law

Admitted in Florida and Georgia

March 7, 2023

Board of Directors

Almco Plumbing, Inc.

5663 Balboa Avenue

San Diego, CA 92111

Gentlemen:

I have acted, at your request, as special counsel to Almco Plumbing, Inc., a California corporation, (“Almco”) for the purpose of rendering an opinion as to the legality of 15,000,000 shares of Almco’s common stock, no par value per share to be offered and distributed by Almco (the “shares”) pursuant to the Regulation A exemption from registration pursuant to an offering statement to be filed under the Securities Act of 1933, as amended, by Almco with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of qualifying the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the State of California, to the extent I deem relevant to the matter opined upon herein, true copies of the Articles of Incorporation and amendments thereto of Almco, the Bylaws of Almco, selected proceedings of the board of directors of Almco authorizing the issuance of the Shares, a current draft of the Offering Statement, certificates of officers of Almco and of public officials, the form of stock certificate, and such other documents of Almco and of public officials as I have deemed necessary. I have assumed, with respect to persons other than directors and officers of Almco, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the 15,000,000 shares to be offered and sold by Almco are duly authorized and when, as and if issued and delivered by Almco against payment therefore at a price of $1.00 per Share, as described in the Offering Statement, will be legally issued, fully paid and non assessable.

My forgoing opinion is strictly limited to matters of California corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein.

I consent to the use of my opinion as an exhibit to the Offering Statement and to the reference thereto under the heading “Index To Exhibits And Description Of Exhibits” in the Part III of the Offering Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

126 21st Avenue SE, St. Petersburg, Florida 33705-2827

Phone: (813) 892–5969 ® Fax: (800) 310–1695

Email: jackson.morris@rule144solution.com ® jackson.morris@verizon.net

www.Rule144Solution.com